EXHIBIT 10.1


FOR IMMEDIATE RELEASE                           FOR MORE
INFORMATION
June 6, 1996                                    Contact: Robert P. Mulreaney
                                                Chief Financial Officer
                                                (410) 234-0782

        PRIME RETAIL OBTAINS COMMITMENT FOR $260.0 MILLION OF VARIOUS DEBT FACILITIES FROM NOMURA ASSET CAPITAL CORPORATION; PRIME
    RETAIL INCREASES PROPOSED PUBLIC OFFERING OF COMMON STOCK TO $43.5
      MILLION; AND PRIME RETAIL EXTENDS EXPIRATION DATE OF PREFERRED
                    STOCK EXCHANGE OFFER TO JUNE 24, 1996

BALTIMORE - Prime Retail, Inc. (the "Company") (NASDAQ: PRME, PRMEP) announced today that it has accepted a loan commitment with Nomura Asset Capital Corporation ("Nomura") dated June 5, 1996 to provide first and second mortgage loans to the Company in the aggregate principal amount of $260.0 million (the "Mortgage Loans"). The Mortgage Loans will be collateralized by thirteen of the Company s seventeen factory outlet centers. The proceeds will be used (i) to repay all of the Company s existing indebtedness to Nomura, including approximately $155.0 million outstanding under an existing credit facility (the "Credit Facility") and a term loan and approximately $97.0 million outstanding under a mortgage securitization loan, (ii) to pay loan fees and transaction costs, including the purchase of interest rate protection contracts, and (iii) for working capital purposes. The Company expects to close the Mortgage Loans in July 1996; however, the closing is subject to, among other things, customary real estate due diligence review by Nomura and completion of appropriate loan documentation. The Mortgage Loans are in addition to the existing Credit Facility in the principal amount of $160.0 million which will be available, subject to certain collateral being pledged to Nomura, for expansions, acquisitions, and the development of new outlet centers.

     The Company also announced today that it intends to increase its previously announced proposed public offering of Common Stock from 2,610,000 to 3,705,000 shares (the "Stock Offering") and will extend the expiration date of its offer (the "Exchange Offer") to exchange newly issued shares of Common Stock for up to 4,209,000 shares of its 8.5% Series B Cumulative Participating Convertible Preferred Stock ("Convertible Preferred Stock") to 5:00 p.m., New York City Time, on June 24, 1996. Subject to the satisfaction of certain conditions, it is expected that the Stock Offering will be completed shortly after the closing of the Exchange Offer. As of the close of business on June 5, 1996, 1,639,143 shares (or 23.4%) of Convertible Preferred Stock had been deposited with the Exchange Agent for tender in the Exchange Offer. Upon the completion of the Stock Offering and the Exchange Offer, assuming the maximum permitted exchange of Common Stock for Convertible Preferred Stock, there will be 13,404,728 shares of Common Stock of the Company outstanding and 25,266,659 shares of Common Stock outstanding on a fully-diluted basis.

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"We believe that the loan commitment from Nomura will significantly reduce our annual debt cost and enhance our financial flexibility when compared to our present debt facilities and loan commitments, said Michael W. Reschke, Chairman of the Board of Prime Retail. As a result of the Nomura loan commitment, Prime Retail expects to reduce its all-in annual debt cost by in excess of $4.0 million based on current interest rates, as compared to the all-in cost of the Nomura loan commitments signed in December 1995.

      We look forward to continuing our long-term relationship with Nomura,
said Abraham Rosenthal, Prime Retail s Chief Executive Officer.   Nomura's
commitment demonstrates our Company s ability to access the most cost effective debt markets, providing significant benefits for our Company and its shareholders.

     The Mortgage Loans are expected to be securitized by Nomura in a REMIC transaction to close on or before September 30, 1996. Prior to securitization, the first mortgage loan of $226.5 million will require monthly payments of interest only at a rate equal to 30-day LIBOR plus 1.31% (inclusive of trustee and servicing fees). The second mortgage loan of $33.5 million will require monthly payments of interest only at a rate equal to 30-day LIBOR plus 3.25%. The Company anticipates that the Mortgage Loans will be securitized into a senior portion (the "Senior Portion") in an estimated amount of $226.5 million, rated BBB or better, and a junior portion (the "Junior Portion") in an estimated amount of $33.5 million rated BB. It is expected that the Senior Portion will require monthly payments of interest and principal based on a thirty year amortization of principal and the Junior Portion will require monthly payments of interest and principal based on the full amortization of principal over a seven year term. If the actual interest rate spread over 30-day LIBOR deviates from 1.24% for the Senior Portion, the Company and Nomura will share the risks or rewards, as the case may be, and the appropriate party will make a payment to the other based on the present value of such deviation applied against the principal balance of the Senior Portion. If the securitization does not occur within six months of the closing of the Mortgage Loans, Nomura may demand repayment of the Mortgage Loans in full within six months thereafter.

     The Company will be required to purchase interest rate protection agreements for the seven-year term for the principal amount of at least $226.5 million. Based on current interest rate levels, the Company expects its all-in cost of funds on the Senior Portion of the loan to be approximately 7.5% (including the estimated annual amortization of the cost of the interest rate protection contracts).

     The Company intends to purchase the Junior Portion and Nomura has agreed to enter into repurchase agreements (the "Repo Financing") with the Company to provide the financing for such purchase. The Repo Financing will provide that monthly payments of interest only be made for a term of two years and will be recourse to the Company. The Repo Financing will bear interest at a rate of 30-day LIBOR plus 1.95% on fundings up to 75% of the market value of the

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Junior Portion and 30-day LIBOR plus 7% on the fundings over 75% of market value of the Junior Portion. The Repo Financing will be subject to daily mark-to-market and margin calls.

     Upon terms acceptable to the Company and the rating agencies involved in the securitization, an amount between $25.0 million to $50.0 million in addition to the $260.0 million of securitized loans may be raised by the securitization and, if so, will be held in escrow by Nomura. These funds may be drawn upon by the Company, subject to the satisfaction of certain objective standards acceptable to the Company and such rating agencies, for the cost of construction of expansions at the thirteen mortgaged outlet centers.

     The Company expects to incur a non-recurring loss of approximately $10.1 million that will be recorded during the three months ending June 30, 1996.
This loss results from the anticipated termination of the existing December 1995 Nomura loan commitments for which the Company paid $3.3 million. The non-recurring loss also includes the estimated unamortized cost of certain interest rate protection contracts of approximately $3.7 million as of July 31, 1996 that will be terminated upon repayment of the debt underlying the contracts, debt prepayment penalties of $0.8 million and other deferred financing costs of $4.5 million, less the estimated fair market value of the interest rate protection contracts of approximately $2.2 million based on their fair market value as of May 30, 1996. The future fair market value of interest rate protection contracts is susceptible to valuation fluctuations based on market changes in interest rates and the maturity date of the underlying contracts.

     Prime Retail is a self-administered, self-managed, real estate investment trust engaged in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet shopping centers. The Company's outlet center portfolio consists of 17 outlet centers in 14 states, which totaled approximately 4.3 million square feet of gross leasable area ("GLA") as of March 31, 1996. In addition, Prime Retail has under construction two new outlet centers and seven expansions to existing centers which total 787,000 square feet of GLA in the aggregate. Prime Retail has been an owner and developer of factory outlet centers since 1988.

     This announcement is not an offer for the sale of securities. The proposed underwritten Stock Offering and the Exchange Offer will be made only by means of a prospectus.

     A registration statement relating to the proposed underwritten Stock Offering has been filed with the Securities and Exchange Commission but has not yet become effective. An amendment to the registration statement is being filed today by the Company to disclose, among other things, the items described herein. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

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